                                                                        Exhibit 99.1
Remark Media Announces Closing of Financing Round and Conference Call

Atlanta, Mar. 6, 2012 (GLOBE NEWSWIRE) -- Remark Media, Inc. (Nasdaq: MARK), a global digital media company, announced that it has completed its previously announced $4.25 million financing round of the private placement of the company’s Common Stock. The financing was led by A.W.M. Special Situations Funds, and also includes a number of other accredited institutional investors.

Remark Media will host a conference call to discuss recent developments and strategy for the 2012 fiscal year. The call will take place on Thursday, March 8th, 2012 at 11:00am Eastern Standard Time. Dialing instructions are:

In the United States: 877-704-5386
Outside the U.S:  +1-913-312-1395
Passcode: 539742

Please dial in 10 minutes early to insure that you are connected in time for the beginning of the call.  A transcript will be made available after the call at our company’s investor relations website, at http://ir.remarkmedia.com.

About Remark Media
Remark Media, Inc. (Nasdaq: MARK) is a global digital media company focused on developing social media businesses that incorporate relevant, high quality content. Remark Media's services business offers a suite of web services and proprietary platforms that provide brands opportunities to build consumer awareness, promote content engagement and foster brand-customer interactions. The Company's leading brands, BoWenWang (bowenwang.com.cn) and ComoTudoFunciona ( hsw.com.br), provide readers in China and Brazil with thousands of articles about how the world around them works, serving as destinations for credible, easy-to-understand reference information. Remark Media is the exclusive digital publisher in China and Brazil for translated content from HowStuffWorks.com, a subsidiary of Discovery Communications, and in China for certain content from World Book. Remark Media is also a founding partner and developer of the U.S.-based product Sharecare, a highly searchable social Q&A healthcare platform organizing and answering the questions of health. The Company is headquartered in Atlanta with additional operations in New York, Beijing and Sao Paulo. For more information, visit www.remarkmedia.com.

Forward-Looking Statements
This press release contains "forward-looking statements," as defined in Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be in the future tense, and often include words such as "anticipate", "expect", "project", "believe", "plan", "estimate", "intend", "will" and "may". These statements are based on current expectations, but are subject to certain risks and uncertainties, many of which are difficult to predict and are beyond the control of Remark Media. Relevant risks and uncertainties include those referenced in Remark Media's filings with the SEC, and include but are not limited to: successfully completing our merger and integration with Banks.com, Inc., our losses and need for capital; successfully developing and launching new digital media properties; restrictions on intellectual property under agreements with Sharecare and third parties; challenges inherent in developing an online business; reliance on key personnel; general industry conditions and competition; and general economic conditions, such as advertising rate, interest rate and currency exchange rate fluctuations. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. Remark Media assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

CONTACT: Bradley T. Zimmer
         T: 404-974-2722
         ir@remarkmedia.com